UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 29, 2012

JACKSONVILLE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-30248	59-3472981
(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Laura Street, Suite 1000, Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

904-421-3040

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 29, 2012, Jacksonville Bancorp, Inc. (the “Company”) received notice (the “Notice”) from the Listing Qualifications staff of The Nasdaq Stock Market (the “Staff”) stating that the Company no longer complies with Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”), as the bid price of the Company’s common stock closed below the minimum $1.00 per share for the 30 consecutive business days prior to the date of the letter. In accordance with Nasdaq Listing Rule 5810(c)(3)(A)(i), the Company will be provided an initial grace period of 180 days, or until May 28, 2013, to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if the closing bid price of the Company’s common stock remains at or above $1.00 per share for a minimum of 10 consecutive business days at any time before May 28, 2013. If the Company does not regain compliance with the Minimum Bid Price Rule by May 28, 2013, the Company may be eligible for an additional grace period of 180 days if it satisfies all of the requirements, other than the minimum bid price requirement, for listing on the Nasdaq Capital Market.

The Notice has no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on the Nasdaq Global Market under the symbol “JAXB.” The Company intends to monitor the bid price for its common stock between now and May 28, 2013 and will consider various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

The Notice follows a notice received by the Company on July 26, 2012 from the Staff stating that the Company no longer complied with the minimum Market Value of Publicly Held Shares (“MVPHS”) requirement for continued listing on the NASDAQ Global Market. The Company will regain compliance with the MVPHS requirement if at any time before January 22, 2013, when the relevant 180-day compliance period expires, the Company’s MVPHS, based on the closing bid price of the Company’s common stock, is at least $5 million for at least ten consecutive business days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

By:	/s/ Valerie A Kendall
Valerie A. Kendall
Executive Vice President and Chief Financial Officer

Date: December 5, 2012